EXHIBIT 21.1
Royal Gold, Inc. and Its Subsidiaries
Battle Mountain Gold Exploration Corp. (1)
Battle Mountain Gold (Canada) Inc. (2)
Denver Mining Finance Company, Inc. (1)
DFH Co. of Nevada (3)
Gold Ventures, Inc. (3)
Greek American Exploration Ltd. (4)
High Desert Mineral Resources, Inc. (1)
RG Finance (Barbados) Limited (1)
RG Mexico, Inc. (1)
RG Russia, Inc. (1)
RGLD Gold Canada, Inc. (1)
Royal Camp Bird, Inc. (1)
Royal Crescent Valley, Inc. (1)
Royal Gold Chile Limitada (1)
Sofia Minerals Ltd. (5)

(1)	Owned 100% by Royal Gold, Inc.

(2)	Owned 100% by Battle Mountain Gold Exploration Corp.

(3)	Owned 100% by High Desert Mineral Resources, Inc.

(4)	Owned 50% by Royal Gold, Inc.

(5)	Owned 25% by Royal Gold, Inc.